                        AMENDMENT TO CONSULTING CONTRACT

     THIS  AMENDMENT is made this ______ day of  ____________________,  2002, by and between DNAPrint Genomics,  Inc., hereinafter "DNAPrint",  and Mark Shriver, hereinafter "Consultant".

                                   BACKGROUND

     The parties hereto  entered into a consulting  contract dated June 12, 2002 and properly executed by the parties.

     The parties desire to make certain modifications to their contract.

     NOW, THERFORE,  in consideration of the mutual covenants  contained herein, and intending to be legally bound, the parties agree as follows:

1.      The parties acknowledge that during the course of the development of projects by the parties either party may provide the other party with confidential and/or proprietary information. In order to protect said confidential and/or proprietary information, the parties have executed the confidentiality agreement attached hereto and marked Exhibit "A".

2.      DNAPrint has the right, pursuant to Section 1.1.4 of the Contract to modify consultants existing software programs. It is specifically understood that
        Consultant makes no warranties of any kind with respect to any software that has been modified or changed in any manner by DNAPrint. DNAPrint agrees to indemnify and hold Consultant harmless for any damages or losses arising as a result of such modifications or changes.

3.      Net sales as used in the Contract shall be defined as gross sales less returns, allowances, and sales discounts.

4.      The terms of the contract may apply to future projects to be developed by the parties. The parties agree that the terms of the original contract shall apply to any such additional projects. The parties further agree to execute a memorandum of the such additional projects which shall include the nature of the project and any changes to the original contract that may apply. Said projects shall include any project that consultant participates in its development.

5.      The parties agree that Section 2.2.2 shall be modified or clarified as follows:

                The net sales referred to shall refer to the net sales of DNAPrint and not the net sales of any particular license. The number of shares of restricted stock to be paid to Consultant shall be based on the price of the shares at the time of payment at the rate of 2.5% of sales.

                                       1

6.      Section 3.1 is modified by adding the following:

                The start date of the two (2) year term shall be the date when the Project starts. After the initial two (2) year term, either party may terminate the contract by giving at least sixty (60)
                days written notice prior to the end of any term.

7.      In all other respects the Agreement shall remain unchanged.

        Executed the date first above written.

WITNESS:

________________________                             _________________________
                                                     MARK SHRIVER

________________________                             _________________________
WITNESS:                                             DNAPRINT GENOMICS, INC.

________________________                         BY: _________________________